Filed pursuant to Rule 433
Registration Statement No. 333-262557
Dated May 9, 2023
The Toronto-Dominion Bank Leveraged Buffered Notes Linked to the S&P 500® Index Due on or about May 15, 2026

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.

Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
Term:	Approximately 3 years
Principal Amount:	$1,000 per Note
Pricing Date:	Expected to be May 12, 2023*
Issue Date:	Expected to be May 17, 2023*
Final Valuation Date:	Expected to be May 12, 2026*
Maturity date:	Expected to be May 15, 2026*
Initial Level:	The Closing Level of the Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level:	The Closing Level of the Reference Asset on the Final Valuation Date.
Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Leverage Factor:	120.78%
Buffer Percentage:	10.00%, which is equal to the amount, expressed in percentage terms, by which the Buffer Level is below the Initial Level
Buffer Level:	90.00% of the Initial Level (to be determined on the Pricing Date)
Underwriting Discount:	$3.50 (0.35%) per Note**
CUSIP / ISIN:	89114YXL0 / US89114YXL00
Pricing Supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036123023398/brhc20052615_424b2.htm
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.
Investment Description
Payment at Maturity
If the Percentage Change is positive, then the investor will receive an amount in cash per $1,000 Principal Amount of the Notes, equal to:

Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)

If the Percentage Change is less than or equal to 0% but not by more than the Buffer Percentage (that is, the Percentage Change is between 0% and -10%), then the investor will receive only $1,000 per $1,000 Principal Amount of the Notes.

If the Percentage Change is negative by more than the Buffer Percentage (that is, the Percentage Change is between -10% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Notes, calculated using the following formula:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]
If the Final Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose almost all of their investment. Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

Selected Risk Considerations
•	Principal at Risk. If the Final Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose almost all of their investment.
•	The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other Than the Final Valuation Date.
•	There Are Market Risks Associated with the Reference Asset.
•	The Reference Asset Reflects Price Return, not Total Return.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	Changes that Affect the Reference Asset May Adversely Affect the Market Value of, and Return on, the Notes.
•	The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which The Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value of, and Return on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information
We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product supplement and prospectus in the registration statement (File No. 333-262557) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.
This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

TD SECURITIES (USA) LLC